Exhibit 10.1

SafeStitch Medical, Inc.
4400 Biscayne Boulevard
Suite 670
Miami, Florida 33137

March 11, 2008

RE: Letter Agreement, Terms of Employment

Adam S. Jackson
768 West 51st Street
Miami Beach, FL 33140

Dear Adam:

On behalf of SafeStitch Medical, Inc. (the "Company"), I am pleased to confirm our offer of employment to you in the capacity of Vice President, Finance. We are confident that you will be an excellent addition to the Company and provide significant influence in achieving our goals. This employment letter sets forth the terms and conditions.

1.    Position. You are being offered to serve in a full-time capacity as Vice President, Finance. You will report directly to the President and CEO.

2.    Salary. You will be paid a salary at the annual rate of $ 170,000.00, payable in monthly installments in accordance with the Company’s prevailing payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

3.    Bonus. You will be eligible for a discretionary yearly bonus, based on performance, in the form of additional cash compensation and/or stock options, in accordance with the procedures established by the Company for management.

4.    Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase fifty thousand (50,000) shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The options will be subject to the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant. The options will vest equally 25% per year on the first four anniversaries of the grant date as described in your stock option agreement.

5.    Benefits. You will be entitled to participate in such benefit programs as are generally made available to other employees of the Company. Current benefit programs include medical, dental, vision care, life insurance, long term disability, short term disability and life insurance. You will be able to enroll in the 401k program in the near future. We will reimburse your monthly COBRA payments for Medical and Dental insurance up to what the company normally contributes towards insurance for similarly situated employees, for 9 months until December 31, 2008.

6.    Vacation. You will be entitled to three weeks paid vacation each year, nine scheduled and three floating holidays and in accordance with the Company’s then prevailing policies for salaried employees. Vacation is prorated based on start date of employee.

7.    Prior Employment. By accepting the terms of this agreement, you are representing and warranting to the Company that you are under no contractual commitments inconsistent with your proposed obligations to the Company. You are also representing and warranting to the company the accuracy of the contents of your resume. Any breach of this representation will result in the termination of your employment.

8.    Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9.     Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. Nevertheless, the company and you agree that you will be providing services to one or more other private or public companies as designated by the company, at no additional compensation. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

10.    Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the State of Florida.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

We hope that you find the foregoing terms acceptable and look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Under Federal law, every employee must sign a Form I-9 and present proper proof of his or her right to work in the United States.

This offer, if not accepted, will expire at the close of business (EDT) on March 14, 2008. We look forward to having you join us on March 24, 2008. If you have any questions, please call me at 305 575-4145.

Sincerely, /s/ Stewart B. Davis M.D. Stewart B. Davis M.D. Chief Operating Officer SafeStitch Medical, Inc.

I agree to the foregoing terms of employment:

/s/ Adam S. Jackson
Adam S. Jackson